Exhibit 99.1

Cautionary Statements Relating to Forward-Looking Information

The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions, or other events the Company expects or anticipates will occur in the future. Without limiting the foregoing, those statements may relate to future revenues, earnings, store openings, market conditions, and the competitive environment. Forward-looking statements are based on management's then-current views and assumptions and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

All forward-looking statements are qualified by the following which contain several of the important factors that could cause actual results to differ materially from those predicted by the forward-looking statements:

Competitive, Sales, and Gross Margin Pressures

Our retail business is highly competitive. Each of our operations competes for customers, employees, locations, products, services, and other important items necessary for the successful operation of their businesses with many other local, regional, and national retailers. Those competitors, some of which have greater financial and other resources than those of the Company, include department stores, specialty apparel stores, designer boutiques, outlet stores, discount stores, general and mass merchandisers, mail-order and electronic commerce retailers, and other forms of retail commerce. Changes in the pricing and other practices of those competitors may affect our expected results by decreasing our sales or gross margin percentage.

Customer Trends

It is difficult to predict what merchandise consumers will want. A substantial part of our business is dependent on our ability to make the correct trend decisions for a wide variety of goods and services. Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns, and other lifestyle decisions could adversely affect short-term results and long-term relationships with our customers.

Credit Operations

Sales of merchandise and services are facilitated by the credit card loan operations of the Company's national credit card bank. These credit card loan operations also generate additional revenue from fees related to extending credit. Our bank's ability to extend credit to our customers depends on many factors including compliance with federal and state banking and consumer protection laws, which may change from time to time. In addition, changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social, and other factors that we cannot control or predict with certainty. Changes that adversely affect our ability to extend credit and collect payments could negatively affect our results and financial condition.

General Economic Conditions

General economic factors that are beyond our control influence the Company's forecasts and directly affect performance. These factors include interest rates, recession, inflation, deflation, consumer credit availability, consumer debt levels, tax rates and policy, unemployment trends, and other matters that influence consumer confidence and spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude. Increases in interest rates may increase our financing costs.

Product Sourcing

The products we sell are sourced from a wide variety of domestic and international vendors. All of our vendors must comply with applicable laws and our required standards of conduct. Our ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge which is typically even more difficult with respect to goods sourced outside of the United States. Trade restrictions, tariffs, currency exchange rates, transport capacity and costs, and other factors significant to this trade are beyond our control and could affect our business.

Advertising and Marketing Programs

The Company spends extensively on advertising and marketing. Our business depends on high customer traffic in our stores and effective marketing. We have many initiatives in this area, and we often change our advertising and marketing programs. If our advertising and marketing efforts are not effective, this could negatively affect our results.

Inventory Control

The Company's merchants focus on inventory levels and balance these levels with plans and trends. Excess inventories could result in significant markdowns, which could adversely affect our results.

Cost Containment

The Company's performance depends on appropriate management of its expense structure, including its selling, general, and administrative costs. The Company is continuously focused on reducing expenses as a percent of sales. This is a difficult task. The Company's failure to meet its expense budget or to appropriately reduce expenses during a weak sales season could adversely affect our results.

Other Factors

Other factors that could cause actual results to differ materially from those predicted include: weather, changes in the availability or cost of capital, the availability of suitable new store locations on acceptable terms, shifts in the seasonality of shopping patterns, labor strikes or other work interruptions, the affect of excess retail capacity in our markets, material acquisitions or dispositions, the success or failure of significant new business ventures, or adverse results in material litigation.

The foregoing list of important factors is not exclusive, and the Company does not undertake to revise any forward-looking statement to reflect events or circumstances that occur after the date the statement is made.